EXHIBIT 99.1

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immediate release
HELEN OF TROY LIMITED REPORTS
THIRD QUARTER AND NINE MONTHS RESULTS

EL PASO, Texas, Jan. 9 - Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported sales and net earnings for the third quarter ended November 30, 2006.
Third quarter sales increased eight percent to $213,437,000 versus sales of $197,458,000 in the same period of the prior year. Third quarter earnings before income taxes increased seven percent to $25.5 million from $23.8 million in the prior year quarter. Third quarter net earnings were $22,813,000 or $0.72 per fully diluted share, compared to $22,666,000 or $.72 per fully diluted share for the same period a year earlier, an increase in net earnings of one percent. Sales for the nine months ended November 30, 2006 increased eight percent to $491,050,000 versus $455,239,000 for the previous year. Net earnings for the first nine months of this year were $40,366,000 or $1.28 per diluted share, versus $42,666,000, or $1.34 per share in the same period of last year. Third quarter earnings before interest, taxes, depreciation and amortization (EBITDA) increased eight percent to $33.0 million versus $30.6 million for the prior year quarter. EBITDA for the nine month period increased four percent to $68.3 million compared with $65.8 million for the same period of the prior year.
For the third quarter, sales in our Personal Care Segment increased eight percent to $173,741,000 compared with $161,007,000 for the same period last year. Net sales in the Personal Care Segment for the nine month period increased eight percent to $390,041,000 compared with $362,384,000 for the same period last year. Net sales in our Housewares Segment for the third fiscal quarter increased nine percent to $39,696,000 compared with $36,451,000 for the same period last year. Net sales in the Housewares Segment for the nine month period increased nine percent to $101,009,000 compared with $92,855,000 for the same period last year.
Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the results for the quarter and the first nine months of the fiscal year stated, “We are pleased with our sales increases for the quarter and for the year. Gross margin pressure in both the Personal Care and Housewares segments, and expenses associated with the OXO warehouse transition and related shipping difficulties impacted our overall operating margins and negatively impacted our net earnings for the quarter and year. The increased expenses related to operating two warehouses will continue through this year’s fourth quarter, but we do not expect to incur those additional warehouse expenses in the next fiscal year.

“As of November 30, 2006, Helen of Troy’s balance sheet remains strong with stockholders’ equity of $515.7 million, an increase of $46.8 million, or ten percent from the comparable period last year. Our cash position as of November 30, 2006 stood at $59.0 million versus cash of $20.0 million in the prior year, an increase of $39.0 million or 195 percent. Inventory at November 30, 2006 declined twenty-one percent to $146.2 million versus $184.7 million, a decrease of $38.5 million for the same period in the prior year, while sales increased by eight percent.
“For the fourth quarter ending February 28, 2007, we currently expect overall sales to be in the range of $135 to $140 million, compared to last year’s fourth quarter sales of $134.5 million. Earnings per share for the fourth quarter are currently expected to be in the range of $0.25 to $0.30 per diluted share versus the prior year’s fourth quarter earnings of $0.21 per diluted share. Sales for the fiscal year ending February 28, 2007 are currently expected to be in the range of $626 million to $631 million, with earnings per share anticipated to be in the range of $1.53 to $1.58, versus our previous guidance of $1.70 to $1.80 per diluted share.
“For the fiscal year beginning March 1, 2007, we are providing guidance of annual sales in excess of $660 million and annual earnings in excess of $2.00 per diluted share. We believe these increases will be driven by new product introductions, reductions in non-recurring expenses, and more efficient operations. Some of our specific objectives for fiscal year 2008 that we believe should help us drive expected increases in sales and net earnings are as follows:
•	Placement and sales of Bed Head by TIGI and Toni & Guy appliances both domestically and internationally
•	Expansion of Fusion Tool appliance placement and sales in the professional salon distribution channels
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Lower warehouse, shipping and transportation expenses as our staff gains efficiencies though experience, and the elimination of expenses associated with our currently leased 619,000 square foot warehouse at the beginning of the new fiscal year

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New OXO product introductions, including but not limited to, the Candela line of rechargeable lighting products, as well as expanded international OXO distribution and placement in the retail markets of the United Kingdom and Japan

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Increased profitability for Idelle Labs and international appliance sales, as expenses are reduced over prior year, and expected sales of higher margin goods that will favorably impact the overall sales mix

•	Expanded distribution in the brush, comb and accessories category
•	Price increases to customers in several of our Personal Care and Housewares categories.

We especially believe that the new Bed Head by TIGI product line of appliances and related products has significant future growth potential. We are very hopeful that this new line of products will become a major contributor to Helen of Troy’s overall future increased profitability,” Rubin concluded.
The Company will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11 a.m. ET today, Tuesday, January 9, 2007. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through February 28, 2007.
Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include consumer product tools in the kitchen, cleaning, barbecue, barware, storage, organization, garden, hardware, trash and automotive categories. The Company’s products are sold to consumers by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited, Toni & Guy® outside of the Americas licensed from Mascolo Limited , and Bed Head® and TIGI® in the Americas licensed from MBL/TIGI Products, LP, Toni&Guy® in the Americas licensed from MBL/TONI&GUY Products, LP. Helen of Troy’s owned brands include OXO®, Good Grips®, Candela®, Brut®, Vitalis®, Final Net®, Ammens®, Condition® 3-in-1, SkinMilk®, Time Block®, Epil-Stop®, Dazey®, Caruso®, Karina®, DCNL®, Nandi®, Isobel® and WaveRage®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, Wigo® and Fusion ToolsTM owned brands to the professional beauty salon industry.

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company's actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2006 and in our other filings with the SEC. These risks are generally provided in our public filings under the heading “Quantitative and Qualitative Disclosures about Market Risk.” Investors are urged to refer to the risk factors referred to above for a description of these risks.

HELEN OF TROY LIMITED AND SUBSIDIARIES
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	For the Three Months Ended November 30,				For the Nine Months Ended November 30,
	2006		2005		2006		2005
Net sales	$213,437	100.0%	$197,458	100.0%	$491,050	100.0%	$455,239	100.0%
Cost of sales	121,960	57.1%	111,414	56.4%	274,964	56.0%	250,285	55.0%
Gross profit	91,477	42.9%	86,044	43.6%	216,086	44.0%	204,954	45.0%

Selling, general, and administrative expense	62,375	29.2%	57,396	29.1%	159,428	32.5%	146,878	32.3%
Operating income	29,102	13.6%	28,648	14.5%	56,658	11.5%	58,076	12.8%

Other income (expense):
Interest expense	(4,487)	-2.1%	(4,259)	-2.2%	(13,689)	-2.8%	(11,317)	-2.5%
Other income (expense), net	863	0.4%	(623)	-0.3%	1,940	0.4%	(277)	-0.1%
Total other income (expense)	(3,624)	-1.7%	(4,882)	-2.5%	(11,749)	-2.4%	(11,594)	-2.5%
Earnings before income taxes	25,478	11.9%	23,766	12.0%	44,909	9.1%	46,482	10.2%

Income tax expense	2,665	1.2%	1,100	0.6%	4,543	0.9%	3,816	0.8%
Net earnings	$22,813	10.7%	$22,666	11.5%	$40,366	8.2%	$42,666	9.4%

Earnings per share:
Diluted earnings per share	$0.72		$0.72		$1.28		$1.34
W eighted average common shares used
in computing diluted earnings per share	31,769		31,272		31,578		31,767

HELEN OF TROY LIM ITED AND SUBSIDIARIES
Selected Consolidated Balance Sheet Information
(unaudited)
(in thousands)

	11/30/2006	11/30/2005
Cash	$59,017	$19,954
Marketable securities, at market value	221	162
Accounts receivable	168,445	165,641
Inventory	146,155	184,741
Total current assets	393,811	386,389
Total assets	931,975	951,137
Total current liabilities	156,759	217,267
Total long term liabilities	259,559	264,974
Stockholders' equity	515,657	468,896

HELEN OF TROY LIM ITED AND SUBSIDIARIES
EBITDA
(unaudited)
(in thousands)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2006	2005	2006	2005
Net earnings	$22,813	$22,666	$40,366	$42,666
Interest income / Expense, net	4,092	3,684	12,660	10,607
Income tax expense	2,665	1,100	4,543	3,816
Depreciation and amortization	3,409	3,120	10,756	8,738
EBITDA (Earnings before interest, taxes, depreciation
and amortization)	$32,979	$30,570	$68,325	$65,827

EBITDA as discussed in the accompanying press release may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table that reconciles these measures to their corresponding GAAP based measures presented under our Consolidated Condensed Statements of Income, in the accompanying press release.

Management believes the presentation of these non-GAAP financial measures, in connection with the results of the fiscal quarter ended November 30, 2006, provide useful information to investors regarding our results of operations as this non-GAAP financial measure allows investors to better evaluate ongoing business performance and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not as a substitute for financial measures prepared in accordance with GAAP.

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2007